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            Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
Smith Barney Muni Funds:

We consent to the incorporation by reference, in this registration statement, of our report dated May 12, 2004, on the statement of assets and liabilities, including the schedule of investments, of the National, Limited Term, Florida, Georgia, New York, Pennsylvania, California Money Market, New York Money Market and Massachusetts Money Market Portfolios ("Funds") of Smith Barney Muni Funds ("Trust") as of March 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                                  KPMG LLP

New York, New York
July 26, 2004